Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 1 to the Registration Statement (Form N-2 No. 333-209496) of Sierra Total Return Fund and to the inclusion therein of our report dated August 12, 2016 with respect to the financial statements of Sierra Total Return Fund as of August 11, 2016, and for the period from January 26, 2016 (date of organization) to August 11, 2016.

/s/ Ernst & Young LLP

New York, New York

May 30, 2017